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                                                                [McM LETTERHEAD]




       RALEIGH, NORTH CAROLINA, DECEMBER 29, 1997 - FOR IMMEDIATE RELEASE

                Option Between McMillen Trust and MAC Terminated

         McM Corporation, a Raleigh based insurance holding company, previously reported that its majority shareholder, the McMillen Trust, had granted an option to sell its shares to McM Acquisition Corporation ("MAC"), an entity formed by a private investor in his efforts to acquire shares of McM Corporation.

         On December 23, 1997, Superior Court Judge Ben F. Tennille approved an agreement to terminate the option and related agreements between the Trust and MAC (the "Release"). The terminated option was to have continued until March 1, 1998. The Release was signed by all parties to the pending derivative action. The Release contains a mutual release between all parties and MAC of any claims arising from the option and related agreements and dismisses MAC as a defendant in the derivative action.

         Regarding McM Corporation's continuing efforts to consider all strategies and alternatives to maximize shareholder value, McM Corporation has authorized PaineWebber to explore all reasonable methods to increase the capital position of McM Corporation, including a possible sale of McM Corporation.


Company Contact:
George E. King, Chairman and CEO
McM Corporation
(919) 833-1600